Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS 2011 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

Fourth Quarter Highlights

•	Worldwide net sales up 1% from the prior year;

•	Domestic gross sales down 2% and international gross sales up 5%;

•	Worldwide gross sales for core brands: Barbie® up 6%; Hot Wheels® up 11%; Core Fisher-Price® down 3% and American Girl® up 4%;

•	Gross margin increased 230 basis points of net sales; SG&A decreased 110 basis points of net sales;

•	Operating income was $497.5 million compared to operating income of $428.6 million in the fourth quarter of 2010; and

•	Earnings per share of $1.07 vs. prior year of $0.89.

Full-Year Highlights

•	Worldwide net sales up 7% from the prior year;

•	Domestic gross sales up 3% and international gross sales up 12%;

•	Worldwide gross sales for core brands: Barbie® up 12%; Hot Wheels® up 6%; Core Fisher-Price® up 2%; and American Girl® up 5%;

•	Gross margin decreased 30 basis points of net sales; SG&A decreased 160 basis points of net sales;

•	Operating income was $1.04 billion compared to operating income of $901.9 million for the full-year 2010; and

•	Earnings per share of $2.18 vs. prior year of $1.86 (includes tax benefit of $0.05 per share).

Capital Deployment

•	Board declared 2012 first quarter cash dividend of $0.31 per share, reflecting an annualized dividend of $1.24 per share, which represents a 35% increase to last year’s total dividends; and

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For the 2011 fourth quarter, the company repurchased 4.0 million shares of its common stock at a cost of approximately $112 million and for the year, the company repurchased 20.4 million shares of its common stock at a cost of approximately $536 million.

EL SEGUNDO, Calif., January 31, 2012 – Mattel, Inc. (NASDAQ:MAT) today reported 2011 fourth quarter and full-year financial results. For the fourth quarter, the company reported net income of $370.6 million, or $1.07 per share, compared to last year’s fourth quarter net income of $325.2 million, or $0.89 per share. For the year, the company reported net income of $768.5 million, or $2.18 per share, compared to last year’s net income of $684.9 million, or $1.86 per share.

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MATTEL REPORTS 2011 FINANCIAL RESULTS/PAGE 2 2 2 2

“Mattel delivered another strong year, our third consecutive year of solid performance, which I am especially pleased about given the soft global economic backdrop and the highly promotional environment, particularly in the U.S.,” said Bryan G. Stockton, Mattel Chief Executive Officer. “Despite these challenges, for the year we delivered strong revenue growth and record operating income. Our portfolio of brands performed around the globe; our point-of-sale grew nicely; and we gained category share according to NPD’s most recent data. In fact, four of the top five properties for the 2011 holiday season were Mattel properties1.”

Financial Overview

For the fourth quarter, net sales were $2.15 billion, a 1% increase from $2.12 billion last year, and included an unfavorable impact from changes in currency exchange rates of 1 percentage point. On a regional basis, fourth quarter gross sales were down 2% in the U.S. and were up 5% in international markets, which included an unfavorable impact from changes in currency exchange rates of 3 percentage points. Operating income for the quarter was $497.5 million, or 23.1% of net sales, compared to the prior year of 20.2% of net sales.

For the year, net sales were $6.27 billion, a 7% increase from $5.86 billion last year, and included a favorable impact from changes in currency exchange rates of 1 percentage point. On a regional basis, full-year gross sales were up 3% in the U.S. and were up 12% in international markets, which included a favorable impact from changes in currency exchange rates of 3 percentage points. Operating income for the year was $1.04 billion, or 16.6% of net sales, compared to the prior year of 15.4% of net sales.

The company’s debt-to-total-capital ratio of 37.4% is in line with the company’s capital and investment framework, and its year-end cash balance was $1.37 billion.

Net cash flows from operating activities were approximately $665 million, an increase of $137 million compared with approximately $528 million in 2010. The increase is primarily driven by improved earnings and the decision not to factor domestic receivables in 2010, partially offset by higher working capital usage. Cash flows used for financing and other activities were approximately $402 million, an increase of $185 million, compared with approximately $217 million in 2010, primarily due to higher debt maturities and share repurchases in 2011, partially offset by higher net proceeds from the issuance of debt.

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[1]	NPD Data, US Toy Industry, Q4 2011

MATTEL REPORTS 2011 FINANCIAL RESULTS/PAGE 3 3 3 3

Capital Deployment

The company announced today that its Board of Directors declared a first quarter cash dividend of $0.31 per share on the company’s common stock. The dividend will be payable on March 9, 2012, to stockholders of record on Feb. 23, 2012. The dividend is the first of four quarterly dividends the company expects to make this year, reflecting an annualized dividend of $1.24 per share, which represents an increase of $0.32, or 35% versus last year’s total dividends of $0.92 per share. For the fourth quarter 2011, the company repurchased 4.0 million shares of its common stock at a cost of approximately $112 million and for the year, the company repurchased 20.4 million shares of its common stock at a cost of approximately $536 million.

Mattel Girls & Boys Brands

Fourth quarter worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.36 billion, up 7% versus a year ago. Worldwide gross sales for the Barbie® brand were up 6% and worldwide gross sales for Other Girls Brands were up 19%. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were up 5%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were up 3% for the quarter.

For the year, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $4.15 billion, or up 13%. Worldwide gross sales for the Barbie® brand were up 12%. Worldwide gross sales for Other Girls Brands were up 27% for the year. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were up 2%. Worldwide gross sales for the Entertainment business, including Radica® and Games, were up 16%.

Fisher-Price Brands

Fourth quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $700.4 million, down 10%. For the year, worldwide gross sales for the Fisher-Price Brands business unit were $2.16 billion, down 3%.

American Girl Brands

Fourth quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products direct to consumers, were $283.9 million, up 4%. For the year, gross sales for the American Girl Brands business unit were $510.9 million, up 5%.

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MATTEL REPORTS 2011 FINANCIAL RESULTS/PAGE 4 4 4 4

Acquisition of HIT Entertainment

Mattel’s acquisition of HIT Entertainment is expected to close tomorrow. Mattel will announce the closing in a separate press release shortly after it occurs.

Live Webcast

Mattel will webcast its 2011 fourth quarter and full-year financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, Feb. 3 at midnight Eastern time and may be accessed by dialing + 1 (404) 537-3406. The passcode is 40640038.

Presentation slides relating to the conference call, information required by Securities and Exchange Commission Regulation G regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NASDAQ:MAT - News) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2012, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fifth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens” and the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: www.facebook.com/mattel

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Note: This press release contains forward-looking statements on a variety of matters, including without limitation, the company’s expected quarterly cash dividend payments in 2012 and the timeframe in which the transaction with HIT Entertainment will be completed. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the

MATTEL REPORTS 2011 FINANCIAL RESULTS/PAGE 5 5 5 5

forward looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2011, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MAT-FIN

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
(In millions, except per share and percentage information)	2011		2010		Yr / Yr % Change	2011		2010		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,153.8		$2,124.6		1%	$6,266.0		$5,856.2		7%
Cost of sales	993.4	46.1%	1,028.6	48.4%	-3%	3,120.2	49.8%	2,901.2	49.5%	8%

Gross Profit	1,160.4	53.9%	1,096.0	51.6%	6%	3,145.8	50.2%	2,955.0	50.5%	6%
Advertising and promotion expenses	261.4	12.1%	249.6	11.7%	5%	699.2	11.2%	647.3	11.1%	8%
Other selling and administrative expenses	401.5	18.6%	417.8	19.7%	-4%	1,405.5	22.4%	1,405.8	24.0%	0%

Operating Income	497.5	23.1%	428.6	20.2%	16%	1,041.1	16.6%	901.9	15.4%	15%
Interest expense	23.5	1.1%	23.9	1.1%	-2%	75.3	1.2%	64.8	1.1%	16%
Interest (income)	(1.4)	-0.1%	(1.4)	-0.1%	4%	(8.1)	-0.1%	(8.4)	-0.1%	-4%
Other non-operating expense (income), net	6.5		1.3			3.2		(1.3)

Income Before Income Taxes	468.9	21.8%	404.8	19.1%	16%	970.7	15.5%	846.8	14.5%	15%
Provision for income taxes	98.3		79.6			202.2		161.9

Net Income	$370.6	17.2%	$325.2	15.3%	14%	$768.5	12.3%	$684.9	11.7%	12%

EPS - Basic	$1.08		$0.90			$2.20		$1.88

Average Number of Common Shares	339.4		355.7			344.7		360.6

EPS - Diluted	$1.07		$0.89			$2.18		$1.86

Average Number of Common and Potential Common Shares	343.5		360.6			348.4		364.6

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except percentage information)	2011		2010		2011		2010
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,357.0		$1,265.2		$4,152.0		$3,660.5
% Change		7%		9%		13%		11%
Pos./(Neg.) Impact of Currency (in % pts)		-2		-4		1		-3
Fisher-Price Brands	700.4		775.8		2,159.2		2,220.5
% Change		-10%		6%		-3%		2%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-2		0		-2
American Girl Brands	283.9		273.2		510.9		486.6
% Change		4%		8%		5%		5%
Other	11.3		13.2		19.0		19.0

Gross Sales	$2,352.6		$2,327.4		$6,841.1		$6,386.6

% Change		1%		8%		7%		8%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-3		1		-2

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$2,352.6		$2,327.4		$6,841.1		$6,386.6
Sales Adjustments	(198.8)		(202.8)		(575.1)		(530.4)

Net Sales	$2,153.8		$2,124.6		$6,266.0		$5,856.2

% Change		1%		9%		7%		8%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-2		1		-2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At December 31,
	2011	2010
(In millions)	(Unaudited)
Assets
Cash and equivalents	$1,369.1	$1,281.1
Accounts receivable, net	1,246.7	1,146.1
Inventories	487.0	463.8
Prepaid expenses and other current assets	340.9	335.6

Total current assets	3,443.7	3,226.6
Property, plant and equipment, net	523.9	484.7
Other noncurrent assets	1,704.0	1,706.4

Total Assets	$5,671.6	$5,417.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$8.0	$—
Current portion of long-term debt	50.0	250.0
Accounts payable and accrued liabilities	953.8	1,048.5
Income taxes payable	27.1	51.8

Total current liabilities	1,038.9	1,350.3

Long-term debt	1,500.0	950.0
Other noncurrent liabilities	522.1	488.8
Stockholders’ equity	2,610.6	2,628.6

Total Liabilities and Stockholders’ Equity	$5,671.6	$5,417.7

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At December 31,
(In millions, except days and percentage information)	2011	2010
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	52	48
Total Debt Outstanding	$1,558.0	$1,200.0
Total Debt-to-Total-Capital Ratio	37.4%	31.3%

	Year Ended December 31,
(In millions)	2011 (a)	2010
Condensed Cash Flow Data:
Cash Flows From Operating Activities	$665	$528
Cash Flows (Used For) Investing Activities	(175)	(147)
Cash Flows (Used For) Financing Activities and Other	(402)	(217)

Increase in Cash and Equivalents	$88	$164

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2011.